FRONTIER CAPITAL MANAGEMENT COMPANY, LLC

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                                 CODE OF ETHICS
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      This is the Code of Ethics (the "Code") of Frontier Capital Management
Company, LLC (the "Firm" or "Frontier").

THINGS YOU NEED TO KNOW TO USE THIS CODE

      1. Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

      2. To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

                                  ACCESS PERSON
                                INVESTMENT PERSON

      If you don't know, ask the CHIEF COMPLIANCE OFFICER.

      NOTE: If you are an INVESTMENT PERSON, you are automatically an ACCESS PERSON too, so you must comply with both the ACCESS PERSON provisions and the INVESTMENT PERSON provisions.

      3. There are three Reporting Forms that all personnel and ACCESS PERSONS who are not personnel have to fill out under this Code. You can get copies of the Reporting Forms from the CHIEF COMPLIANCE OFFICER.

      4. The CHIEF COMPLIANCE OFFICER has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

      o The Firm expects that waivers will be granted only in rare instances, and

      o Some provisions of the Code that are mandated by SEC rule cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in private placements.

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Frontier                               -1-                      CODE OF ETHICS 3
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                                     PART I

A.    GENERAL PRINCIPLES

            The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.

      The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you.

      Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

      If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CHIEF COMPLIANCE OFFICER. Please do not guess at the answer.

B.    CONFLICTS OF INTEREST

      As a fiduciary, Frontier has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients. A conflict of interest occurs when the personal interest of an employee interferes (or could potentially interfere) with the employee's responsibilities to Frontier and our clients. Frontier strives to identify and avoid conflicts of interest with clients and to fully disclose all materials facts concerning any conflict that does arise with respect to any client. All employees should strive to avoid conflicts of interest and any situation that may have the appearance of a conflict or impropriety.

      1. Conflicts Among Client Interests. ACCESS PERSONS are prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

      2. Competing with Client Trades. ACCESS PERSONS are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

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      3.    Disclosure of personal interest. INVESTMENT PERSONS are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CHIEF COMPLIANCE OFFICER. If the CHIEF COMPLIANCE OFFICER deems the disclosed interest to present a material conflict, he will approve and sign off on any decision-making process regarding the securities of that issuer. This provision applies in addition to Frontier's quarterly and annual personal securities reporting requirements.

      4. Referrals/Brokerage. ACCESS PERSONS are required to act in the best interests of Frontier's clients regarding execution and other costs paid by clients for brokerage services. ACCESS PERSONS must strictly adhere to Frontier's policies and procedures regarding brokerage (including best execution, soft dollars, and directed brokerage).

      5. Vendors and Suppliers. ACCESS PERSONS must disclose to the CHIEF COMPLIANCE OFFICER any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. The CHIEF COMPLIANCE OFFICER in his sole discretion may prohibit an ACCESS PERSON with such interest from negotiating or making decisions regarding Frontier's business with those companies.

      6. No Transactions with Clients. ACCESS PERSONS are not permitted to knowingly sell to, or purchase from, a client any security or other property, except an ACCESS PERSON may purchase securities issued by a publicly-traded client, subject to the personal trading procedures described below.

      7. Investment Consultant Relationships. Various institutional clients and prospects utilize investment consultants to advise them regarding the selection and oversight of investment advisers. Consultants may also provide various services or systems to investment advisers and may also sponsor events or conferences in which investment advisers are provided with an opportunity to participate. Payment for services provided by investment consultants, or the sponsoring of any event run by investment consultants, may result in the appearance of a conflict of interest. It is Frontier's policy that such payments should only be made to consultants where the services provided are necessary or appropriate for Frontier, or the sponsoring of the event is beneficial to Frontier and Frontier participates in such event. Such payments should not be made with the sole intention of influencing the consultant to recommend Frontier to its clients. Permission must be obtained from the CHIEF COMPLIANCE OFFICER prior to Frontier paying for any services or system provided by investment consultants or sponsoring of an event run by investment consultants.

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Frontier                               -3-                      CODE OF ETHICS 3
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C.    GIFTS TO OR FROM BROKERS OR CLIENTS

      No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodation which has a value in excess of a de minimus amount from any vendor, broker, securities salesman, client or prospective client (a "business contact"). The CHIEF COMPLIANCE Officer will, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction. This prohibition applies equally to gifts to members of the FAMILY/HOUSEHOLD of firm personnel.

      No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

      These policies are not intended to prohibit normal business entertainment.

D.    SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY

      To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the CHIEF COMPLIANCE OFFICER, and will ordinarily require consideration by senior officers or the board of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm or any not-for-profit, charitable foundation, organization or similar entity.

E.    COMPLIANCE WITH LAWS AND REGULATIONS

      You must comply with all applicable federal securities laws. You are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Frontier client:

      1.    To defraud the client in any manner;

      2. To mislead the client, including by making a statement that omits material facts;

      3. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

      4.    To engage in any manipulative practice with respect to the client;
            or

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      5.    To engage in any manipulative practice with respect to securities, including price manipulation.

F.    INSIDER TRADING

      ACCESS PERSONS are prohibited from any trading, either personally or on behalf of others, while in possession of material, nonpublic information. ACCESS PERSONS are prohibited from communicating material nonpublic information to others in violation of the law. Additionally, all employees who come into contact with material nonpublic information are subject to Frontier's prohibitions on insider trading and any potential sanctions. Penalties for violating Frontier's insider trading policies and procedures may include civil injunctions, permanent bars from employment in the securities industry, civil penalties, criminal fines, and jail sentences.

                                     PART II
                            APPLIES TO ALL PERSONNEL

NOTE: Certain subsections in this Part, as indicated, apply not only to all personnel, but also to ACCESS PERSONS who are not employees of the Firm, as required under Investment Advisers Act Rule 204A-1.

A. REPORTING REQUIREMENTS (also applies to ACCESS PERSONS who are not employees, as required under Investment Advisers Act Rule 204A-1)

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of COVERED SECURITY, FAMILY/HOUSEHOLD and BENEFICIAL OWNERSHIP in the "Definitions" section at the end of this Code.

ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

Copies of all reporting forms may be obtained from the CHIEF COMPLIANCE OFFICER.

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Frontier                               -5-                      CODE OF ETHICS 3
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      1. INITIAL HOLDINGS REPORTS. No later than 10 calendar days after you become an employee or other ACCESS PERSON, you must file with the CHIEF COMPLIANCE OFFICER an Initial Holdings Report.

      The Initial Holdings Report requires you to list all COVERED SECURITIES (including AFFILIATED MUTUAL FUNDS) in which you (or members of your FAMILY/HOUSEHOLD) have BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on the date you became an employee or other ACCESS PERSON.

      The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, and, if applicable, that you understand that you are an ACCESS PERSON and/or an INVESTMENT PERSON under the Code.

      2. QUARTERLY TRANSACTION REPORTS. No later than 30 calendar days after the end of March, June, September and December each year, you must file with the CHIEF COMPLIANCE OFFICER a Quarterly Transaction Report.

      The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in COVERED SECURITIES (including AFFILIATED MUTUAL FUNDS) in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers and banks where you or a member of your FAMILY/HOUSEHOLD established an account in which any securities (not just COVERED SECURITIES) were held during the quarter for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD.

      3. ANNUAL HOLDINGS REPORTS. By January 30 of each year, you must file with the CHIEF COMPLIANCE OFFICER an Annual Holdings Report.

      The Annual Holdings Report requires you to list all COVERED SECURITIES (including AFFILIATED MUTUAL FUNDS) in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on December 31 of the prior year.

      4. EXCEPTIONS FROM REPORTING REQUIREMENTS. You are not required to file any Reports for the following:

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      o     With respect to transactions effected pursuant to an automatic investment plan

      o With respect to securities held in an account over which you have no direct or indirect influence or control.

      5. DUPLICATE CONFIRMATION STATEMENTS. If you or any member of your FAMILY/HOUSEHOLD has a securities account with any broker, dealer or bank, you or your FAMILY/HOUSEHOLD member must direct that broker, dealer or bank to send, directly to the Firm's CHIEF COMPLIANCE OFFICER, contemporaneous duplicate copies of all transaction confirmation statements relating to that account.

B.    TRANSACTION RESTRICTIONS

      1. PROHIBITION ON TRADING IN COVERED SECURITIES THAT ARE BEING CONSIDERED FOR PURCHASE OR SALE FOR A CLIENT.

      You are prohibited from trading in a COVERED SECURITY if you have actual knowledge that such security is being considered for purchase or sale on a client's behalf. THIS PROHIBITION APPLIES DURING THE ENTIRE PERIOD THAT THE COVERED SECURITY IS BEING CONSIDERED BY THE FIRM FOR PURCHASE OR SALE AND REGARDLESS OF WHETHER THE COVERED SECURITY IS ACTUALLY PURCHASED OR SOLD FOR THE CLIENT.

      This prohibition does not apply to the following categories of transactions:

      o Transactions in securities of limited partnerships for which the Firm serves as the investment advisor.

      o Transactions in COVERED SECURITIES issued or guaranteed by (i) any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof or (ii) any state, local government or municipality.

      o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

      o Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan.

      o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES held by you (or FAMILY/HOUSEHOLD member) and received by you (or FAMILY/HOUSEHOLD member) from the issuer.

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      o     Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

      o Transactions in auction rate preferred shares of closed-end investment companies.

      o Transactions in exchange traded funds that are based on a broad-based securities index.

NOTE: Because they are not included within the definition of COVERED SECURITY (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), andshares of registered mutual funds are also not subject to this prohibition.

      2. PRECLEARANCE. You and members of your FAMILY/HOUSEHOLD are prohibited from engaging in any transaction in a COVERED SECURITY for any account in which you or a member of your FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP, unless you obtain, in advance of the transaction, preclearance for that transaction. Preclearance is obtained through the CTI personal trading system or by completing the Personal Trade Request Form. (A copy of the Personal Trade Request Form can be obtained from the CHIEF COMPLIANCE OFFICER.) If you seek preclearance by use of the Personal Trade Request Form, then the signed and dated form must be submitted to the CHIEF COMPLIANCE OFFICER for preclearance

      If preclearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CHIEF COMPLIANCE OFFICER may revoke a preclearance any time after it is granted and before you execute the transaction. The CHIEF COMPLIANCE OFFICER may deny or revoke preclearance for any reason. In no event will preclearance be granted for any COVERED SECURITY if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

      The preclearance requirements do not apply to the following categories of transactions:

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      o     Transactions in securities of limited partnerships for which the
            Firm serves as the investment advisor.

      o Transactions in COVERED SECURITIES issued or guaranteed by (i) any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof or (ii) any state, local government or municipality.

      o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

      o Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan.

      o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES held by you (or FAMILY/HOUSEHOLD member) and received by you (or FAMILY/HOUSEHOLD member) from the issuer.

      o Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

      o Transactions in auction rate preferred shares of closed-end investment companies.

      o Transactions in exchange traded funds that are based on a broad-based securities index.

NOTE: Because they are not included within the definition of COVERED SECURITY (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements) and shares of registered mutual funds are also not subject to the preclearance requirements.

      3. PRIVATE PLACEMENTS. (also applies to ACCESS PERSONS who are not employees)

      Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any security (not just COVERED SECURITIES) in a private placement, except with the specific, advance written approval of the CHIEF COMPLIANCE OFFICER, which the CHIEF COMPLIANCE OFFICER may deny for any reason.

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      4.    INITIAL PUBLIC OFFERINGS. (also applies to ACCESS PERSONS who are not employees)

      Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any security (not just COVERED SECURITIES) in an initial public offering.

      5. PROHIBITION ON SHORT-TERM TRADING. Neither you nor any member of your FAMILY/HOUSEHOLD may purchase and sell at a profit, or sell and purchase, a COVERED SECURITY, including any AFFILIATED MUTUAL FUNDS (or any closely related security, such as an option or a related convertible or exchangeable security), within any period of 30 calendar days.

      This prohibition does not apply to the following categories of transactions:

      o Transactions in securities of limited partnerships for which the Firm serves as the investment advisor.

      o Transactions in COVERED SECURITIES issued or guaranteed by (i) any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof or (ii) any state, local government or municipality.

      o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

      o Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan.

      o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES held by you (or FAMILY/HOUSEHOLD member) and received by you (or FAMILY/HOUSEHOLD member) from the issuer.

      o Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

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      o     Transactions in auction rate preferred shares of closed-end investment companies.

      o Transactions in exchange traded funds that are based on a broad-based securities index.

      NOTE: Because they are not included within the definition of COVERED SECURITY (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered mutual funds are also not subject to this prohibition.

      6. PROHIBITION ON SHORT SALES. Neither you nor any member of your FAMILY/HOUSEHOLD may purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any BENEFICIAL OWNERSHIP, in any COVERED SECURITY.

      This prohibition does not apply to transactions in COVERED Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment advisor as to which you may be deemed to have BENEFICIAL OWNERSHIP.

      7. FRONTIER-MANAGED MUTUAL FUNDS. Neither you nor any member of your FAMILY/HOUSEHOLD may purchase and sell at a profit or sell and purchase within any 30 calendar day period, shares in any mutual fund advised or sub-advised by Frontier.

                                    PART III
                        APPLIES TO ALL INVESTMENT PERSONS

15-DAY BLACKOUT PERIOD

      The 15-day blackout period described below applies to employees of the Firm who are most likely to have access to information about which securities will be purchased or sold on behalf of client accounts. It is designed to prevent frontrunning and various other activities that create conflicts with the interests of clients.

      No INVESTMENT PERSON (including any member of the FAMILY/HOUSEHOLD of such INVESTMENT PERSON) may purchase or sell any COVERED SECURITY within the seven calendar days immediately before or after a calendar day on which any client account managed by the Firm purchases or sells that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security), unless the INVESTMENT Person had no actual knowledge that the COVERED SECURITY (or any closely related security) was being considered for purchase or sale or was in fact purchased or sold for any client account. Note that the total blackout period is 15 days (the day of the client trade, plus seven days before and seven days after).

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NOTE: Portfolio Managers: It sometimes happens that an INVESTMENT PERSON who is responsible for making final investment decisions for client accounts (i.e., a portfolio manager) determines--within the seven calendar days after the day he or she (or a member of his or her FAMILY/HOUSEHOLD) has purchased or sold for his or her own account a COVERED SECURITY that was not, to the INVESTMENT PERSON'S knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the INVESTMENT PERSON is responsible for making investment decisions to purchase or sell the same COVERED SECURITY (or a closely related security). In this situation, the INVESTMENT PERSON MUST put the clients' interests first and promptly make the investment decision in the clients' interest, rather than delaying the decision for clients until after the seventh day following the day of the transaction for the INVESTMENT PERSON'S (or FAMILY/HOUSEHOLD member's) own account to avoid conflict with the blackout provisions of this Code.

NOTE: Research Analysts: It sometimes happens that an INVESTMENT PERSON who is responsible for making investment recommendations for client accounts (i.e., a research analyst) determines--within the seven calendar days after the day he or she (or a member of his or her FAMILY/HOUSEHOLD) has purchased or sold for his or her own account a COVERED SECURITY that was not, to the INVESTMENT PERSON'S knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the INVESTMENT PERSON is responsible for making investment recommendations to recommend the purchase or sale the same COVERED SECURITY (or a closely related security). In this situation, the INVESTMENT PERSON MUST put the clients' interests first and promptly make the investment recommendation in the clients' interest, rather than delaying the recommendation for clients until after the seventh day following the day of the transaction for the INVESTMENT PERSON'S (or FAMILY/HOUSEHOLD member's) own account to avoid conflict with the blackout provisions of this Code.

      The Firm recognizes that certain situations may occur entirely in good faith and will not take disciplinary measures in such instances if it appears that the INVESTMENT PERSON acted in good faith and in the best interests of the Firm's clients. The above notes are not intended to specify instances of compliance and non-compliance with the 15-day Blackout Period restrictions, but rather are provided for clarification purposes to help ensure that any apparent or real conflicts that may arise between compliance with the Blackout Period and the pursuit of clients' interests are always resolved in favor of the clients' interests.

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      The blackout requirements do not apply to the following categories of transactions:

      o Transactions in securities of limited partnershipss for which the Firm serves as the investment advisor.

      o Transactions in COVERED SECURITIES issued or guaranteed by (i) any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof or (ii) any state, local government or municipality.

      o Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

      o Transactions that occur by operation of law or under any other circumstance in which neither the INVESTMENT PERSON nor any member of his or her FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

      o Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan.

      o Transactions in auction rate preferred shares of closed-end investment companies.

      o Transactions in exchange traded fund that are based on a broad-based securities index.

      o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES held by the INVESTMENT PERSON (or FAMILY/HOUSEHOLD member) and received by the INVESTMENT PERSON (or FAMILY/HOUSEHOLD member) from the issuer.

                              PART IV. RECORDKEEPING

      Frontier maintains the following records related to the Code in a readily accessible place:

      1. A copy of each Code that has been in effect at any time during the past five years;

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      2.    A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

      3. A record of written acknowledgements for each person who is currently, or within the past five years was, an ACCESS PERSON;

      4. Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

      5. A list of the names of persons who are currently, or within the past five years were, ACCESS PERSONS;

      6. A list of persons who are currently, or within the past five years were, INVESTMENT PERSONS;

      7. A record of any decision and supporting reasons for approving the acquisition of securities by ACCESS PERSONS in limited offerings;

      8. A record of any decision and supporting reasons for granting any employee a waiver to or from or exception to the Code.

                           PART V. FORM ADV DISCLOSURE

      The CHIEF COMPLIANCE OFFICER shall be responsible for providing an updated copy of Frontier's Code to any client or prospective client upon request. The CHIEF COMPLIANCE OFFICER shall also ensure that Frontier's Form ADV includes an updated description of the Code.

               PART VI. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. Monitoring of Personal Securities Transactions. The CHIEF COMPLIANCE OFFICER is responsible for periodically reviewing the personal securities transactions and holdings reports of ACCESS PERSONS. Sarah Jankowski is responsible for reviewing and monitoring the personal securities transactions of the CHIEF COMPLIANCE OFFICER and for taking on the responsibilities of the CHIEF COMPLIANCE OFFICER in the CHIEF COMPLIANCE OFFICER'S absence.

B. Training and Education. The CHIEF COMPLIANCE OFFICER shall be responsible for training and educating employees regarding the Code. Such training shall be mandatory for all employees and shall occur as determined necessary by the CHIEF COMPLIANCE OFFICER and at least annually.

C. Annual Review. The CHIEF COMPLIANCE OFFICER shall review the adequacy of the Code and the effectiveness of its implementation as the CHIEF COMPLIANCE OFFICER deems appropriate and at least annually.

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D.    Report to Management Committee. The CHIEF COMPLIANCE OFFICER shall make an annual report to Frontier's Management Committee regarding his annual review of the Code. Such report shall include a full discussion of any material violations of the Code.

E. Reporting Violations. You are required to report actual or suspected violations of the Firm's Code of Ethics promptly to the CHIEF COMPLIANCE OFFICER, or in the case of a violation by the CHIEF COMPLIANCE OFFICER, to senior management.

      1. Confidentiality. Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances.

      2. Types of Reporting. You are obligated to report any: (a) noncompliance with applicable laws, rules, and regulations; (b) fraud or illegal acts involving any aspect of the Firm's business; (c) material misstatements in regulatory filings, internal books and records, clients records or reports; (d) activity that is harmful to clients; and (e) material deviations from required controls and procedures that safeguard clients and the Firm.

      3. Guidance. You are encouraged to seek guidance from the CHIEF COMPLIANCE OFFICER or other senior management with respect to any action or transaction that may violate the Code and to refrain from any action or transaction with might lead to the appearance of a violation.

F. Sanctions. A violation of the Code may result in any disciplinary action that the CHIEF COMPLIANCE OFFICER or senior management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

G. Further Information Regarding the Code. You should contact the CHIEF COMPLIANCE OFFICER to obtain any additional information about compliance and ethics issues.


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DEFINITIONS

These terms have special meanings in this Code of Ethics:

ACCESS PERSON
AFFILIATED MUTUAL FUNDS
BENEFICIAL OWNERSHIP
CHIEF COMPLIANCE OFFICER
COVERED SECURITY
FAMILY/HOUSEHOLD
INVESTMENT PERSON

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

      IMPORTANT: IF YOU HAVE ANY DOUBT OR QUESTION ABOUT WHETHER AN INVESTMENT, ACCOUNT OR PERSON IS COVERED BY ANY OF THESE DEFINITIONS, ASK THE CHIEF COMPLIANCE OFFICER. PLEASE DO NOT GUESS --- AT THE ANSWER.

ACCESS PERSON includes:

      Every member of the Firm's Management Committee

      Every officer of the Firm

      Every employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a COVERED SECURITY for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales. All portfolio managers and analysts are Access Persons.

ACCESS PERSON does not include any director, officer or employee of FCMC Holdings, Inc., unless the director, officer or employee is an ACCESS PERSON by virtue of some capacity other than such position with FCMC Holdings, Inc.

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AFFILIATED MUTUAL FUNDS means any mutual fund to which Frontier or an AMG affiliate acts as investment adviser or sub-adviser. The CHIEF COMPLIANCE OFFICER will, from time to time, provide a current list of AFFILIATED MUTUAL FUNDS.

BENEFICIAL OWNERSHIP means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don't share in the profits.

BENEFICIAL OWNERSHIP is a very broad concept. Some examples of forms of BENEFICIAL OWNERSHIP include:

      Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

      Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

      Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's BENEFICIAL OWNERSHIP. This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

      Securities in a person's individual retirement account.

      Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

      Securities owned by a trust of which the person is either a trustee or a beneficiary.

      Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

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      Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute BENEFICIAL OWNERSHIP for purposes of this Code. You should ask the CHIEF COMPLIANCE OFFICER if you have any questions or doubts at all about whether you or a member of your FAMILY/HOUSEHOLD would be considered to have BENEFICIAL OWNERSHIP in any particular situation.

CHIEF COMPLIANCE OFFICER means William J. Ballou, or another person that he designates to perform the functions of CHIEF COMPLIANCE OFFICER when he is not available.

COVERED SECURITY means anything that is considered a "security" under the Investment Company Act of 1940, except:

      Direct obligations of the U.S. Government.

      Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

      Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds).

      Shares of money market funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

      options on securities, on indexes and on currencies.

      investments in all kinds of limited partnerships.

      investments in foreign unit trusts and foreign mutual funds.

      investments in private investment funds and limited partnerships (note that investments in private investment funds and limited partnerships advised by the Firm are not subject to the prohibitions and preclearance requirements set forth in Sections B, 1 and 2 of Part II or the blackout provisions set forth in Part III of this Code).

If you have any question or doubt about whether an investment is a considered a security or a COVERED SECURITY under this Code, ask the CHIEF COMPLIANCE OFFICER.

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Members of your FAMILY/HOUSEHOLD include:

      Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

      Your children under the age of 18.

      Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

      Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment - There are a number of reasons why this Code covers transactions in which members of your FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

INVESTMENT PERSON means any employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of any securities (even if they're not COVERED SECURITIES) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they're not COVERED SECURITIES) by the client. All portfolio managers and analysts are Investment Persons.


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